POWER OF ATTORNEY

Kathryn LaPlante Johnson, whose signature appears below, does hereby constitute and appoint Elaine E. Richards and Craig Benton, each an officer of Professionally Managed Portfolios (hereafter the “Trust”), each individually with power of substitution or resubstitution, her true and lawful attorneys in fact and agents (each an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Trust of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments thereto, including applications for exemptive order rulings (together “SEC filings”), signing in the name and on behalf of the undersigned as an Officer of the Trust any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorney-in-Fact shall do or cause to be done by virtue thereof.

By signing this Power of Attorney, I hereby revoke and rescind any earlier Power of Attorney signed by me in connection with my role as an Officer of the Trust. This Power of Attorney shall be revocable at any time by a writing signed by the undersigned and shall terminate automatically with respect to any Attorney-in-Fact named above if such Attorney-in-Fact ceases to be an Officer of the Trust and with respect to said Attorney-in-Fact named above if the undersigned ceases to be an Officer of the Trust.

Effective Date:
April 3, 2026

/s/ Kathryn LaPlante Johnson
Kathryn LaPlante Johnson